================================================================================

                                  NEWS RELEASE
                                 April 18, 2001

                -----------------------------------------------
                             KANKAKEE BANCORP, INC.
                -----------------------------------------------
             310 South Schuyler Avenue
             P.O. Box 3                       (815) 937-4440
             Kankakee, IL 60901-0003      Fax (815) 937-3674

For more information contact:
   William Cheffer, Chairman
   Michael A. Stanfa, Executive Vice President           For Immediate Release
   Ronald J. Walters, Vice President and Treasurer
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               KANKAKEE BANCORP ANNOUNCES FIRST QUARTER EARNINGS
               -------------------------------------------------
                       AND PAYMENT OF QUARTERLY DIVIDEND
                       ---------------------------------


     Kankakee, Illinois.....(April 18, 2001) Kankakee Bancorp, Inc. (AMEX:KNK),
today released the financial results for the quarter ended March 31, 2001. The Company reported net income of $631,000 for the quarter, compared to $500,000 for the comparable 2000 quarter. Basic earnings per share were $.51 for the quarter ended March 31, 2001, compared to $.40 for the 2000 period. Diluted earnings per share were $.50 for the quarter ended March 31, 2001 compared to $.39 for the comparable 2000 period.

     According to William Cheffer, Chairman, Kankakee Bancorp, Inc., "The first quarter of 2001 saw a less than optimistic view of the economy and a rapidly changing interest rate outlook. The resulting high level of loan refinancing reduces the Company's yield on interest earning assets, which tends to put pressure on the net interest margin. However, the Company continues to benefit from the growth achieved over the last year, and net income increased by more than 26% over the first quarter of 2000. We are confident that the results for the balance of 2001 will be positive."

                               Quarterly Results
                               -----------------

     During the first quarter of 2001, net interest income before provision for losses on loans was $3.3 million, or $275,000 (9.0%) more than for the same period in 2000. The annualized return on assets for the first quarter of 2001 was .56% compared to .50% for the first quarter of 2000.

     The provision for losses on loans totaled $15,000 during the first quarter of 2001. No provision for losses on loans was deemed necessary during the first quarter of 2000.

     Other income decreased by $3,000, or 0.6%, from $601,000 for the first quarter of 2000 to $598,000 for the first quarter of 2001. This was due to decreases of $59,000 in insurance commissions, $12,000 in gain on the sale of property held for expansion and $2,000 in the gain on the sale of loans held for sale. These decreases were partially offset by increases of $62,000 in fee income, $4,000 in gain on sale of real estate held for sale and $3,000 in other income. The decrease in insurance commissions resulted from a corresponding decrease in sales of annuity products during 2001 compared to the first quarter of 2000. The $12,000 gain on sale of property held for expansion during the first quarter of 2000 did not recur in 2001. The substantial increase in fee income was primarily the result of an increase in checking accounts subject to fees.

     General and administrative expenses increased by $60,000, or 2.0%, from $2.9 million for the first quarter of 2000 to $3.0 million for the first quarter of 2001. There were increases in occupancy costs of $37,000 (13.9%), other expenses of $34,000 (6.7%), data processing costs of $13,000 (14.5%), and furniture and equipment costs of $8,000 (4.4%). These increases were partially offset by decreases of $19,000 (1.2%) in compensation and benefits, $9,000 (12.2%) in advertising, and by several other small decreases.

     The Company's total assets were $465.4 million at March 31, 2001, an increase of $5.5 million, or 1.2%, from total assets of $459.9 million at December 31, 2000. Increases of $13.0 million in cash and cash equivalents and $11.3 million in net loans, were partially offset by decreases in investment securities and in mortgage-backed securities of $17.5 million and $819,000, respectively.

     Stockholders' equity totaled $39.3 million at March 31, 2001, reflecting a slight decrease of $29,000 compared to December 31, 2000. The decrease was the result of the Company's common stock repurchases and dividend payment during the first quarter, which were substantially offset by net income and an increase in unrealized gains on securities available-for-sale. However, equity per share of common stock increased by $0.98 or 3.2%, to $32.09 at March 31, 2001 from $31.11 at

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

December 31, 2000. At March 31, 2001, the capital ratios of Kankakee Federal Savings Bank, the Company's wholly-owned subsidiary, continued to be in excess of regulatory requirements.

     The annualized return on stockholders' equity was 6.6% for the quarter ended March 31, 2001 compared to 5.6% for the comparable 2000 period.

                  Stock Repurchase Programs and Stock Options
                  -------------------------------------------

     During the quarter ended March 31, 2001, the Company completed the repurchase of common stock approved by the Company's Board of Directors in January 2000, when it repurchased 43,700 shares of common stock at a total cost of $1.0 million. On January 9, 2001, the Company's Board of Directors approved the repurchase of up to 90,000 shares of the Company's common stock during the period from February 1, 2001 through January 31, 2002. There were no purchases under this program during the quarter. Through March 31, 2001, a total of $13.9 million had been used to repurchase 649,007 shares of common stock under repurchase programs. Subsequent to March 31, 2001 and through April 18, 2001, an additional 14,500 shares of common stock were repurchased at a total cost of $341,000.

     Options on 4,000 shares of common stock were exercised during the first quarter of 2001. As of March 31, 2001, a total of 526,592 shares of common stock were held as treasury stock. Between April 1, 2001 and April 18, 2001, no options on shares of common stock were exercised. Through April 18, 2001, the Company had received no additional notification of the intention of option holders to exercise options.

          Kankakee Bancorp, Inc. Announces a Second Quarter Dividend
          ----------------------------------------------------------

     Kankakee Bancorp, Inc., also announced today that on April 10, 2001, the Board of Directors declared a cash dividend of twelve cents a share for the second quarter of 2001. The dividend will be paid on May 31, 2001 to stockholders of record on May 15, 2001. The Company has paid a dividend every quarter since the dividend program was instituted during the first quarter of 1995.

                          New Chief Executive Officer
                          ---------------------------

     As was announced last year, on April 1, 2001, Larry D. Huffman became president and chief

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

executive officer of both the Company and Kankakee Federal Savings Bank. William Cheffer, who remains chairman of the board of both the Company and the Bank, stepped down from the position of president and chief executive officer of the Company. David B. Cox retired as president and chief executive officer of the Bank as of March 31, 2001. He remains a director of the Bank. Huffman, who has served as a director with the Company since it was formed in 1992, had served as president of Kankakee Community College for the past 14 years.

     Kankakee Bancorp, Inc., and Kankakee Federal Savings Bank, are headquartered in Kankakee, Illinois, which is 60 miles directly south of downtown Chicago. In addition to its main office, the Bank operates fourteen offices in the following Illinois communities: Ashkum, Bourbonnais, Bradley, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Manteno, Momence and Urbana.


                                     # # #

                             Financial Highlights
                  Condensed Consolidated Statements of Income
                                   Attached


This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in general economic or market conditions, government regulation, competition or other factors. For additional information about these factors, please review our filings with the Securities and Exchange Commission.

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

                    KANKAKEE BANCORP, INC., AND SUBSIDIARY
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in Thousands, Except Per Share Data)


                                                       (Unaudited)
                                                Three Months Ended March 31,
                                                       2001     2000
                                                     ------   ------
Total interest income                                $8,195   $6,896
Total interest expense                                4,850    3,826
                                                     ------   ------
Net interest income                                   3,345    3,070
  Provision for losses on loans                          15        -
                                                     ------   ------

Net interest income after
  provision for losses on loans                       3,330    3,070
Other income:
  Net gain on sales of assets                            10        8
  Fee income                                            473      411
  Other                                                 115      182
                                                     ------   ------

Total other income                                      598      601
Other expenses:
  General and administrative                          2,980    2,919
                                                     ------   ------

Income before income taxes                              948      752
Income tax expense                                      317      252
                                                     ------   ------
Net income                                           $  631   $  500
                                                     ======   ======
Net income                                           $  631   $  500
Other comprehensive income:
  Unrealized gains (losses) on available-for-sale
  securities, net of related income taxes               474     (241)
                                                     ------   ------
Comprehensive income (loss)                          $1,105   $  259
                                                     ======   ======
Basic earnings per share                             $ 0.51   $ 0.40
                                                     ======   ======
Diluted earnings per share                           $ 0.50   $ 0.39
                                                     ======   ======

Selected operating ratios (annualized):
  Net interest margin (ratio of net interest
   income to average interest-earning assets)          3.16%    3.32%
  Return on assets (ratio of net income to
   average total assets)                               0.56%    0.50%
  Return on equity (ratio of net income
   to average equity)                                  6.55%    5.57%

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

                    KANKAKEE BANCORP, INC., AND SUBSIDIARY
                             FINANCIAL HIGHLIGHTS
                 (Dollars in Thousands, Except Per Share Data)


                                                                     (Unaudited)
                                                                      March 31,
                                                                 2001           2000
                                                              ----------     ----------
Selected Financial Condition Data:
 Total assets                                                 $  465,423     $  459,894
 Net loans, including loans held for sale                        350,221        338,956
 Allowance for losses on loans                                     2,160          2,156
 Mortgage-backed securities                                           59             67
 Mortgage-backed securities - available-for-sale                  15,232         16,051
 Investment securities, including certificates of deposit          1,498          1,498
 Investment securities-available-for-sale                         39,678         57,170
 Deposits                                                        394,861        388,050
 Total borrowings                                                 27,000         29,000
 Unrealized gains (losses) on securities available-
  for-sale, net of related income taxes                              590            116
 Stockholders' equity                                             39,260         39,289

 Shares outstanding                                            1,223,408      1,263,108

Stockholders' equity per share                                $    32.09     $    31.11

Selected asset quality ratios:
 Non-performing assets to total assets                              0.43%          0.76%
 Allowance for losses on loans to non-performing loans            201.87%         83.89%
 Classified assets to total assets                                  1.22%          1.29%
 Allowance for losses on loans to classified assets                37.96%         36.34%

Non-performing asset analysis:
 Non-accrual loans                                            $       601
 Loans past due 90 days and accruing                                  469
 Real estate owned and repossessed assets                             509
 Restructured Troubled Debt                                           432
                                                              -----------
Total                                                         $     2,011
                                                              ===========
Net charge-offs for quarter                                   $       (11)
                                                              ===========


                                                              Three Months
                                                                 Ended
                                                                03/31/01
                                                              (Unaudited)
                                                              ------------
Financial condition averages:
 Total assets                                                 $   458,662
 Earning assets                                                   429,686
 Net loans, including loans held for sale                         343,504
 Stockholders' equity                                              39,067
 Deposits                                                         389,283
 Borrowings                                                        26,250

Average outstanding shares, including equivalents               1,256,093

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